Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

November 21, 2005

Yellow Roadway CEO Establishes 10b5-1 Trading Plan

OVERLAND PARK, KAN. —Yellow Roadway Corporation (NASDAQ: YELL) today announced that Bill Zollars, Chairman, President and CEO of Yellow Roadway, has adopted a stock trading plan (“the plan”) in accordance with Rule 10b5-1 of the Securities Act of 1934. Mr. Zollars’ plan is a component of his overall tax and financial planning strategy that is designed to provide enhanced diversification and liquidity.

Rule 10b5-1 enables corporate officers and directors to establish stock trading plans for the orderly sale of predetermined amounts of securities. Such plans may be initiated only when the officers and directors are not in possession of material and non-public information. The rule allows individuals adopting such plans to sell shares over a specified amount of time, at specific prices in the future, even if subsequent material and non-public information becomes available to them.

Under the provisions of Mr. Zollars’ plan, up to 117,860 of the 272,325 stock options he currently holds may be exercised and sold. Mr. Zollars’ ownership of 134,360 shares of Yellow Roadway common stock is unaffected. Any transactions executed under the provisions of the plan, which is effective for approximately three months, will be reported through Form 4 filings with the Securities and Exchange Commission.

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Yellow Roadway Corporation, a Fortune 500 company, is one of the largest transportation service providers in the world. Through its brands including Yellow Transportation, Roadway Express, Reimer Express, USF, New Penn Motor Express and Meridian IQ, Yellow Roadway provides a wide range of asset and non-asset-based transportation services. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs approximately 70,000 people.

Investor Contact:	Phil Gaines	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yellowroadway.com		sdawson@lakpr.com